Exhibit 5.1
Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, CO 80202
T +1 303 899 7300
F +1 303 899 7333
www.hoganlovells.com
November 15, 2011
AIMCO Properties, L.P.
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
Ladies and Gentlemen:
     We are acting as special counsel to AIMCO Properties, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission by the Partnership and Apartment Investment and Management Company, a Maryland corporation, under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of common units of the Partnership (the “OP Units”) issuable by the Partnership upon consummation of the merger (the “Merger”) of AIMCO AIP 6 Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership (“Merger Sub”), with and into Angeles Income Properties 6, LP, a Delaware limited partnership (“New AIP”), as successor to Angeles Income Properties, Ltd. 6, a California limited partnership (“AIP”), pursuant to the terms of an Amended and Restated Agreement and Plan of Merger entered into by and among AIP, New AIP, Merger Sub and the Partnership (the “Merger Agreement”) on November 15, 2011. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

AIMCO Properties, L.P.	- 2 -	November 15, 2011
     This opinion letter is based as to matters of law solely on the Delaware Revised Uniform Limited Partnership Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
     Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) effectiveness of the Merger, (ii) effectiveness of the Registration Statement, and (iii) issuance of the OP Units pursuant to the terms of the Merger Agreement, the OP Units will be validly issued and holders of the OP Units will have no obligation to make any further payments for the purchase of the OP Units or contributions to the Partnership solely by reason of their ownership of the OP Units.
     This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,
/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP